Term sheet To prospectus dated December 2, 2005, prospectus supplement dated December 5, 2005	Term Sheet to Prospectus Supplement Registration Statement No. 333-130112 Dated December 2, 2005 Rule 433
Kansas City Southern
9,000,000 Shares sold by Selling Stockholder
In the event of an inconsistency between this Term Sheet and the preliminary Prospectus Supplement dated December 5, 2005, you should rely on the information in this term sheet.

Issuer:	Kansas City Southern
Symbol:	KSU
Selling Stockholder:	Grupo TMM, S.A.
Number of Shares offered by Selling Stockholder:	9,000,000 shares of common stock of the Issuer
Price to public:	$23.25 per share
$209,250,000 total
Price to Selling Stockholder:	$22.25 per share
$200,250,000 total
Underwriting Discount and Commission:	$1.00 per share $9,000,000 total
Trade date:	December 6, 2005
Closing date:	December 9, 2005
Underwriters:	Morgan Stanley & Co. Incorporated
A copy of the prospectus relating to this offering may be obtained by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, New York 10014; Attention: Prospectus Department or by email to prospectus@morganstanley.com.
This term sheet shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling, if you are a retail investor, toll-free 1-800-584-6837 or if you are an institutional investor by calling toll-free 1-866-718-1649.
You should read this Term Sheet together with the prospectus dated December 2, 2005, as supplemented by the prospectus supplement dated December 5, 2005, relating to the common stock. You may access these documents on the SEC Web site at www.sec.gov (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site), including:
http://www.sec.gov/Archives/edgar/data/54480/000095013705014472/0000950137-05-014472-index.htm